UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 19, 2012

Apollo Group, Inc.

(Exact name of registrant as specified in its charter)

Arizona	0-25232	86-0419443
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4025 S. Riverpoint Parkway, Phoenix, Arizona		85040
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (480) 966-5394

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Material Compensatory Plan, Contract or Arrangement.

Approval of 2013 Fiscal Year Executive Officer Bonus Plan. On October 19, 2012, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Apollo Group, Inc. (the “Company”) approved the terms of the 2013 fiscal year bonus plan under the Company’s Executive Officer Incentive Performance Bonus Plan (the “2013 Plan”). The key features of the 2013 Plan may be summarized as follows:

Participants. All of the Company’s executive officers will be eligible to participate in the 2013 Plan, including the following individuals, who are the named executive officers in the Company’s shareholder Information Statement dated December 28, 2011 and filed on Schedule 14C with the Securities and Exchange Commission on December 28, 2011:

Name	Position
Dr. John G. Sperling	Executive Chairman of the Board
Gregory W. Cappelli	Chief Executive Officer
Joseph L. D’Amico	President
Brian L. Swartz	Senior Vice President and Chief Financial Officer
Sean B.W. Martin	Senior Vice President, General Counsel and Secretary

For Mr. Cappelli, the target bonus amount was set at $750,000. For Dr. Sperling and Mr. D’Amico, the target bonus opportunity was set at 100% of their respective annual base salaries, and for Messrs. Swartz and Martin, the target bonus was set at 75%. For the target bonuses set at a percentage of base salary, the individual’s base salary will be weighted to reflect any salary adjustments effected during the 2013 fiscal year. In no event, however, will the bonus amount paid to any participant exceed Five Million Dollars ($5,000,000).

Performance Goals. The Compensation Committee established three separate performance goals under the 2013 Plan.

•

The first goal, weighted fifty percent (50%) for purposes of determining the potential cash bonus amount for each participant, is tied to the Company’s operating income for the 2013 fiscal year. The Company’s operating income will be determined in accordance with generally accepted accounting principles (“GAAP”) on a consolidated basis (net of any third-party minority interests) but will be subject to certain pre-established exclusions and adjustments approved by the Compensation Committee for such fiscal year.

•

The second performance goal, weighted thirty percent (30%), is tied to the Company’s net revenue for the 2013 fiscal year. The Company’s revenue will be measured in accordance with GAAP on a consolidated basis. The net revenue metric will also be subject to certain pre-established exclusions and adjustments approved by the Compensation Committee.

•

In an effort to ensure that our business operations including headcount is aligned directly to the size of our student population, the Compensation Committee has tied the third performance goal, weighted at twenty percent (20%), to an employee productivity factor measured in terms of that relationship.

•	The Compensation Committee will set the specific threshold, target and maximum levels of attainment for each of the three performance goals at a later date.

Potential Cash Incentive Payment. The potential cash incentive payable to each participant will be based on the actual attained level of each performance goal. Accordingly, the percentage of the target bonus amount assigned to each performance goal will be multiplied by the applicable factor (ranging from 0.5 at threshold to 2.0 at maximum level attainment). Should a performance goal be attained at a level between threshold and target or between target and maximum, then the applicable factor for the calculation of the potential cash bonus amount attributable to that performance goal shall be interpolated between those two levels on a straight linear basis.

Actual Cash Incentive Payment. The cash bonus amount calculated for each participant on the basis of the attained levels of the five performance goals may be reduced by the Compensation Committee by up to thirty percent (30%) in the event the Compensation Committee determines that such a reduction is warranted based on its overall assessment of Company and individual performance.

The actual bonus attributable to the attainment of the 2013 fiscal year performance goals will be paid to each participant who continues in the Company’s employ through the end of the 2013 fiscal year. In addition, pro-rated bonuses based on actual performance goal attainment will be paid to participants who do not complete the applicable service requirement by reason of death or disability.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Group, Inc.

October 25, 2012	By:	/s/ Brian L. Swartz
Name: Brian L. Swartz
Title: Senior Vice President and Chief Financial Officer